Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City completes conversion to REIT status

CLEVELAND, Ohio – January 4, 2016 – On behalf of Forest City Enterprises, Inc., Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) today announced the completion of the merger of FCE Merger Sub, Inc., an Ohio corporation, with and into Forest City Enterprises, Inc., with Forest City Enterprises, Inc. surviving as a wholly-owned subsidiary of Forest City Realty Trust, Inc. The merger marks the final step in the company’s planned conversion to real estate investment trust (REIT) status for the taxable year ending December 31, 2016.

Forest City received the necessary shareholder approvals with respect to the merger at a special meeting of shareholders held on October 20, 2015. The merger was effective as of 11:59 p.m., Eastern Time, on December 31, 2015, and was immediately followed by a conversion of Forest City Enterprises, Inc. into a Delaware limited partnership, which will serve as the operating partnership for the company.

Shareholders of Forest City Enterprises, Inc. automatically became shareholders of Forest City Realty Trust, Inc., which began operating as a REIT on January 1, 2016. Shares of the company’s common stock will continue to trade on the New York Stock Exchange under the symbols “FCEA” and “FCEB.”

“We are thrilled to complete the conversion process and begin operating as a REIT,” said David J. LaRue, Forest City president and chief executive officer. “Forest City has a rich history, from our founding by immigrant families in 1920, to becoming a public company in 1960, to this important next chapter as a REIT. I want to thank our shareholders for their support, and acknowledge the dedication and hard work of our internal teams and outside advisors in making this conversion a reality.”

About Forest City
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $10.0 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.

Safe Harbor Language
This press release contains forward-looking statements concerning the company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding its ability to qualify or continue to qualify as a REIT. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in our registration statement on Form S-4 and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, as updated by annual, quarterly and other reports and documents that we file with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.